UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2007

ARGONAUT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-14950	95-4057601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10101 Reunion Place, Suite 500

San Antonio, Texas 78216

(Address of Principal executive offices, including Zip Code)

(210) 321-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry of a Material Definitive Agreement.

On May 25, 2007, Argonaut Group, Inc. (the “Company”) entered into an amendment (the “Amendment”) to that certain Credit Agreement (the “Credit Agreement”), dated March 6, 2006, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Wachovia Bank, N.A., as syndication agent and the other lenders signatory thereto. Pursuant to the Amendment, the lenders under the Credit Agreement consented to the previously disclosed pending merger of the Company with PXMS Inc. (a subsidiary of PXRE Group Ltd.) and payment by the Company of a special dividend to shareholders not to exceed $60 million prior to the closing of the merger. Specifically, the lenders waived (subject to certain conditions) any breach of Sections 6.03(a) and 6.06 of the Credit Agreement (the fundamental change and restricted payment covenants, respectively) arising solely out of either the previously disclosed pending merger and proposed special dividend. The Company shall pay an amendment fee equal to .05% of each lender’s commitment to the administrative agent prior to the effectiveness of such amendment and waiver.

In addition, the Amendment provides, among other things, that if the Company does not maintain an S&P Issuer Credit Rating of at least BBB+ (as opposed to BBB- in the original Credit Agreement), the Company shall provide security by providing a pledge of the capital stock of its direct subsidiaries and certain of its indirect subsidiaries. The Amendment further permits the Company to make an equity investment of up to $40 million in Peleus Re prior to closing of the pending merger.

The description of the Amendment set forth above is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Amendment No. 1 to Credit Agreement and Waiver, dated as of May 25, 2007, among Argonaut Group, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wachovia Bank, N.A., as syndication agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2007

ARGONAUT GROUP, INC.

/s/ Craig S. Comeaux
By:	Craig S. Comeaux
Its:	Vice President, Secretary and Deputy General Counsel